EMPLOYMENT AGREEMENT

          AGREEMENT, made as of the 17th day of January 2007, by and between Systemax Inc. (the “Company” or “Systemax”) and Lawrence P. Reinhold (the “Employee”).

RECITALS

          The Company wishes to employ the Employee upon the terms and conditions set forth in this Agreement.

          The Employee is willing to make his services available to the Company on the terms and conditions hereinafter set forth.

          NOW, THEREFORE, it is mutually agreed as follows:

          1.   Employment.

          (a)   Employment; Title. The Company hereby agrees to employ the Employee, as Executive Vice President and Chief Financial Officer of the Company, and the Employee hereby accepts such employment, effective on the date hereof, on the terms and conditions set forth herein.

          (b).   Term. The term of employment of the Employee by the Company under this Agreement shall commence on January 17, 2007 and shall continue until terminated as provided in Section 3 hereof (the “Employment Period”).

          (c)   Duties. The Employee shall have general responsibility for managing the financial affairs of the Company, subject to the authority and direction of the Chief Executive Officer and the Board of Directors, and such other duties as may be determined by the Board of Directors of the Company consistent with the duties stated herein. The Employee shall perform his duties primarily at the Company’s offices located in Port Washington, New York subject to travel and other duties outside of such location consistent with the Company’s business as the CEO shall reasonably determine. In performing his duties, the Employee shall report to the Chief Executive Officer and Board of Directors and shall be subject to the direction of the Chief Executive Officer and Board of Directors of the Company. The Employee shall devote his full working time, attention and skill to the business and affairs of the Company and shall use his best efforts to advance the best interests of the Company. Nothing in this Agreement shall be construed to prohibit the Employee from serving on the board of directors of any not-for profit or other corporation provided that (a) such service does not create an actual or apparent conflict of interest with the business of the Company, (b) such service is approved by the Board of Directors of the Company, and (c) such service does not conflict with any applicable federal or state law, regulation or NYSE rule.

          2.   Compensation.

          (a) Base Salary and Bonus. For the performance of all duties, responsibilities and services by the Employee hereunder during the Employment Period, the Company shall pay to the Employee, and the Employee agrees to accept, a base salary (the “Base Salary”) at an annual rate of Four Hundred Thousand Dollars ($400,000), payable in accordance with the Company’s normal payroll practices. In addition, the Employee shall be eligible to earn a bonus during each year of the Employment Period in an amount to be determined by the Company, in its sole discretion, which is expected to be at least equal to fifty percent (50%) of the Employee’s Base Salary assuming the Employee meets the performance objectives (including Company financial performance objectives) established for him by the Company (the “Bonus”). The Bonus, if earned, shall be paid by the Company to Employee within 75 days following the end of each calendar year during the Employment Period. The Employee’s Base Salary and Bonus will be reviewed annually by the Company and may be increased in the discretion of the Company.

          (b) Participation in Benefit Plans. The Employee shall be entitled to participate in and receive benefits under all medical plans or other employee insurance or benefit plans and arrangements that are made available to executive employees of the Company and on the terms that such plans, insurance and arrangements are made available to executive employees of the Company. To the extent that any such plan or arrangement generally permits the participation or coverage of dependents of the employees of the Company, the Employee’s dependents may participate in or be covered under such plan or program. Notwithstanding the foregoing, the Employee’s coverage under the Company’s medical and dental plans shall become effective immediately upon the date hereof.

          (c) Expenses. During the Employment Period (except as limited by Section 2(f) and Section 2(g)) the Employee shall be entitled to receive reimbursement for all ordinary and necessary business expenses reasonably incurred by him in accordance with industry custom in performing services hereunder, provided that the Employee provides the Company with written documentation, satisfactory to the Company, evidencing such expenses.

          (d) Vacations and Holidays. The Employee shall be entitled to four (4) weeks of paid vacation in each calendar year. At no time, however, shall Employee take more than two (2) weeks of vacation consecutively. The Employee shall have the holidays and sick days as determined by the Company’s policies in effect on the date hereof and as amended

          (e) Options. Upon execution of this Agreement, subject to approval by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”), the Employee shall receive an option to purchase 100,000 shares of the Company’s common stock (in accordance with the Company’s 1999 Long Term Stock Incentive Plan) (a) exercisable at an exercise price per share equal to the market value on the date of grant, (b) vesting over a period of four years beginning one year from the date of grant at the rate of 25% per year and (c) containing such other terms and conditions as may be set forth in the Company’s standard stock option agreement for executive employees. Any subsequent option grants to the Employee will be considered annually and determined by the Company in its sole discretion, subject to approval by the Compensation Committee.

          (f) Car Allowance. During the Employment Period the Employee shall receive a car allowance of up to twelve hundred dollars ($1200) per month to cover the Employee’s automobile expenses including any car lease or loan payment, insurance, maintenance, repairs, registration fees, etc. Alternatively, the Employee may elect to drive an automobile leased by the Company (the make and model of which shall be similar to those leased for the Company’s other executive employees as determined by the Company in its reasonable discretion) in which case the insurance, repair and maintenance costs shall be paid by the Company.

          (g) Relocation Allowance. For a period of six weeks following the Employee’s commencement of employment, the Company shall provide temporary housing for the Employee in the vicinity of the Company’s Port Washington, New York office, and shall pay the travel expenses of the Employee for weekly roundtrip travel between his home in Clarence, New York and Port Washington, New York. In addition the Company shall reimburse the Employee for his actual expenses incurred in connection with the Employee’s relocation of his primary residence in an amount not to exceed $75,000 in the aggregate.

          3. Termination of Employment. The Employee’s employment under this Agreement may be terminated under any of the circumstances set forth in this Section 3. Upon termination, the Employee (or his beneficiary or estate, as the case may be) shall be entitled to receive the compensation and benefits described in Section 4 below.

          (a) Death. The Employee’s employment hereunder shall terminate upon his death.

          (b) Termination Resulting from Total Disability. The Company may terminate the Employee’s employment upon his becoming “Totally Disabled” and thereafter providing Notice of Termination. For purposes of this Agreement, the Employee shall be “Totally Disabled” if the Employee is physically or mentally incapacitated so as to render the Employee incapable of performing the essential functions of his position under this Agreement with or without reasonable accommodation for a period of three (3) consecutive months or for an aggregate of ninety (90) days within any consecutive six month period. The Employee’s receipt of disability benefits under the Company’s long-term disability plan, if any, or receipt of Social Security disability benefits shall be deemed conclusive evidence of Total Disability for purpose of this Agreement; provided, however, that in the absence of the Employee’s receipt of such long-term disability benefits or Social Security benefits, the Board of Directors may, in its reasonable discretion (but based upon appropriate medical evidence), determine that the Employee is Totally Disabled.

          (c) Cause. The Company may terminate the Employee’s employment at any time for “Cause”.. For the purposes of this Agreement, the Company shall have “Cause” to terminate the Employee’s employment hereunder upon (i) the continued failure by the Employee, for a period of fifteen (15) days after receipt of notice to comply with any policies of the Company or any directions of the Board of Directors consistent with the Employee’s duties hereunder (including the Employee’s responsibility to devote his full working time and attention to the business of the Company), other than any such failure resulting from the Employee’s incapacity due to disability, or (ii) the conviction of the Employee of a felony (or a plea of nolo contendere with respect thereto) or other conviction or judgment against the Employee involving the Employee’s dishonest or illegal actions, (iii) the Employee’s gross negligence or willful misconduct or breach of any of the material terms or conditions of this Agreement coupled, in the case of such breach, with the failure to cure the same within fifteen days after the receipt of notice thereof, (iv) Employee engaging in an act of theft, fraud or dishonesty, involving the Company, or (v) the Employee making any false, disparaging or malicious statement, oral or written, about the Company or its subsidiaries (collectively the “Systemax Companies”) or any director, officer or employee of the of the Systemax Companies which is injurious to the business or operations of any of the Systemax Companies, or which may in any material respect interferes with the goodwill of any of the Systemax Companies or its relations with customers or suppliers.

          (d) Voluntary Resignation; Resignation for Good Reason. The Employee may terminate his employment (i.e. voluntarily resign) by providing the Company with Notice of Termination. If the Employee terminates his employment for “Good Reason” (as defined below) such termination shall be treated as a termination of the Employee’s employment by the Company without “Cause” and the Employee shall be entitled to receive compensation upon termination in accordance with Section 4(e) hereof.

          For purposes of this Agreement, “Good Reason” shall mean the assignment to the Employee of duties substantially inconsistent in any material respect with the Employee’s position, authority, duties or responsibilities as contemplated by this Agreement (except as may otherwise be required by law or applicable regulation of any self-regulatory organization such as The New York Stock Exchange), or any other action by the Company which results in a material diminution in the Employee’s compensation, position (including job title), authority, duties or responsibilities, excluding for this purpose any action not taken in bad faith and which is remedied (to the extent remediable) by the Company promptly after receipt of notice thereof given by the Employee. A termination by the Employee shall not be deemed for Good Reason unless the Employee has notified the Company in writing of his intention to terminate for Good Reason within 30 days of the date on which the Employee learns that the event causing the alleged Good Reason has occurred and the Company fails to remedy such Good Reason within 15 days following the receipt of such notice. Any termination by the Employee for Good Reason has to be made promptly (and in any case within one month) after the end of the 15-day period within which the Company may remedy the events giving rise to the right to terminate for Good Reason.

          (e) Without Cause. The Company may terminate the Employee without “Cause” at any time after providing Notice of Termination.

          (f) Notice of Termination. Any termination of Employee’s employment by the Company or by Employee (other by reason of Employee’s death) shall be communicated by written Notice of Termination to the other party in accordance with Section 10 below. For purposes of this Agreement, a “Notice of Termination” shall mean a notice in writing which shall indicate the applicable specific termination provision in this Agreement relied upon to terminate Employee’s employment and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated.

          (g) Date of Termination. The effective date of Employee’s termination of employment (“Date of Termination”) shall be:

                        (i) in the event of his death, the date of death;

                        (ii) in the event of termination for Total Disability, thirty (30) days after Notice of Termination is given (provided that Employee shall not have returned to the performance of his duties on a full-time basis during such 30-day period);

                        (iii) in the event of termination for Cause , the date specified in the Notice of Termination;

                        (iv) in the event of termination without Cause, the last day of the fifteen (15) day period beginning on the date on which written Notice of Termination is given, or such earlier date as may be mutually agreed by the parties.

                        (v) in the event of resignation by the Employee (other than for Good Reason), the last day of the thirty (30) period beginning on the date on which written Notice of Termination is given, or such earlier date as may be mutually agreed by the parties.

                        (vi) in the event of the Employee’s resignation for Good Reason, the date of termination shall be the effective date of Employee’s termination of employment in accordance with Section 3 (d) hereof.

          4. Compensation Following Termination of Employment

          (a) Total Disability. If the Employee’s employment is terminated pursuant to Section 3(b) as a result of the Employee’s Total Disability, the Company shall pay to the Employee the applicable portion of his Base Salary due through the Date of Termination at the rate in effect at the time Notice of Termination is given, and following such payment have no further obligation (relating to the Employee’s status as an employee) to the Employee under this Agreement; provided, however, that the foregoing shall have no effect upon any benefits due the Employee under any disability or medical plan or other employee benefit plan or arrangement of the Company then in effect and provided further that any stock option held by the Employee shall continue to be exercisable in accordance with its terms. In addition, the Company shall pay to the Employee that portion of the Bonus, on the date set forth herein, that is equal to the number of days the Employee was employed by the Company (based on the Date of Termination), in the year that such termination occurred, divided by 365 and multiplying the result thereof by the Bonus otherwise payable through the end of the year in which such termination occurred (or based on the average Bonus paid to the Employee for the Employee’s two prior years of employment if the Employee has been employed two or more years), as if such termination had not occurred.

          (b) Death. If the Employee’s employment shall be terminated by reason of his death, the Company shall pay to such person as the Employee shall have previously designated, in a notice filed with the Company, or, if no such person shall have been designated, to his estate, the applicable portion of his Base Salary due through the applicable Date of Termination at the rate in effect on the date of death and, following such payments, the Company shall have no further obligations (relating to the Employee’s status as an employee) to such designated person or the Employee’s estate, as the case may be, under this Agreement provided, however, that the foregoing shall have no effect upon any benefits due the Employee under any disability or medical plan or other employee benefit plan or arrangement of the Company then in effect and provided further that any stock option held by the Employee shall continue to be exercisable in accordance with its terms. In addition, the Company shall pay to such designated person or the estate that portion of the Bonus, on the date set forth herein, that is equal to the number of days the Employee was employed by the Company (based on the Date of Termination), in the year that such termination occurred, divided by 365 and multiplying the result thereof by the Bonus otherwise payable through the end of the year in which such termination occurred (or based on the average Bonus paid to the Employee for the Employee’s two prior years of employment if the Employee has been employed two or more years), as if such termination had not occurred.

          (c) Cause. If the Employee’s employment shall be terminated pursuant to Section 3(c), the Company shall pay the Employee the applicable portion of his Base Salary due through the applicable Date of Termination at the rate in effect at the time Notice of Termination is given and, following such payments, the Company shall have no further obligation (relating to the Employee’s status as an employee) to the Employee under this Agreement provided, however, that the foregoing shall have no effect upon any benefits due the Employee under any disability or medical plan or other employee benefit plan or arrangement of the Company then in effect and provided further that any stock option held by the Employee shall continue to be exercisable in accordance with its terms.

          (d) Voluntary Resignation. If the Employee voluntarily resigns pursuant to Section 3(d) (except for Good Reason) the Company shall pay Employee the applicable portion of his Base Salary due through the applicable Date of Termination at the rate in effect at the time Notice of Termination is given to the Company and, following such payments, the Company shall have no further obligation relating to the Employee’s status as an employee to the Employee under this Agreement; provided, however, that the foregoing shall have no effect upon any benefits due the Employee under any disability or medical plan or other employee benefit plan or arrangement of the Company then in effect and provided further that any stock option held by the Employee shall continue to be exercisable in accordance with its terms.

          (e) Without Cause; For Good Reason. If the Employee’s employment shall be terminated without “Cause” pursuant to Section 3(e) or for “Good Reason” pursuant to Section 3(d), the Company shall pay the Employee the following compensation:

          (i) The Company shall pay the Employee the applicable portion of his Base Salary due through the applicable Date of Termination at the rate in effect at the time Notice of Termination is given;

          (ii) The Company shall pay the Employee, as severance pay his Base Salary in effect at the time Notice of Termination is given for a period of twelve (12) months (the “Severance Period”) following the applicable Date of Termination;

          (iii) (A) If the Employee has been employed by the Company for less than two years through the Date of Termination the Company shall pay to the Employee a pro-rated bonus that is equal to the sum of the number of days the Employee was employed by the Company in the year that such termination occurred, divided by 365 and multiplying the result thereof by 50% of the Employee’s Base Salary then in effect.

                        (B) If the Employee has been employed by the Company for two years or more through the Date of Termination the Company shall pay to the Employee the Bonus that would otherwise be payable at the end of the year in which such termination occurred, based on the average Bonus paid to the Employee for the Employee’s two prior years of employment.

          (iv) During the Severance Period the Company shall reimburse the Employee for any COBRA payments the Employee may be required to make in order to maintain the medical and dental benefits he received as an employee of the Company.

          Following such payments, the Company shall have no further obligation (relating to the Employee’s status as an employee) to the Employee under this Agreement provided, however, that the foregoing shall have no effect upon any benefits due the Employee under any disability or medical plan or other employee benefit plan or arrangement of the Company then in effect and provided further that any stock option held by the Employee shall continue to be exercisable in accordance with its terms.

          (f) Change of Control. Notwithstanding the foregoing in the event the Employee’s employment shall be terminated without “Cause” or resigns for ‘Good Reason” within sixty (60) days prior to or one (1) year following a “Change of Control” (as defined herein) the Severance Period shall be twenty four (24) months following the Date of Termination. For purposes of this Agreement “Change in Control” shall mean:

          (i) Approval by the stockholders of the Company of (I) a reorganization, merger, consolidation or other form of corporate transaction or series of transactions, in each case, with respect to which the Majority Stockholders (as defined below) cease to own, directly or indirectly, in the aggregate at least forty percent (40%) of the then outstanding shares of the Parent’s common stock or the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities, in substantially the same proportions as their ownership immediately prior to such reorganization, merger, consolidation or other transaction, or (II) the sale of all or substantially all of the assets of the Company.

          (ii) The acquisition by any person, entity or “group”, within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act, of beneficial ownership within the meaning of Rule 13-d promulgated under the Securities Exchange Act which would result in the Majority Stockholders ceasing to own, directly or indirectly, in the aggregate, at least forty percent (40%) of the then outstanding shares of the Company’s common stock; or

          (iii) The approval by the stockholders of the Company of the complete liquidation or dissolution of the Company.

          For purposes of this Agreement, the Majority Stockholders shall include Richard Leeds, Robert Leeds, Bruce Leeds, any other member of the Leeds family and any trust for the benefit of any member of the Leeds family.

          (g) Accrued Vacation Upon Termination. Upon termination the Employee shall be paid for all accrued but unused vacation up to a maximum of four (4) weeks based on the Base Salary then in effect.

          5. Successors. This Agreement and all rights of the Employee hereunder shall inure to the benefit of and be enforceable by the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees. This Agreement and all rights and obligations of the Company hereunder shall inure and be binding on any person, firm or corporation which shall become the owner of substantially all of the assets or capital stock of the Company or which shall succeed to the business of the Company or with which the Company may be consolidated or merged; provided, however that in the absence of the express written agreement of the Employee, the Company shall not be released from its obligations to Employee in the event of any such transaction, and the Company shall be deemed to guaranty the obligations of such person, firm or corporation to the Employee under this Agreement in the event of such transaction.

          6. Covenants.

          (a) Confidential Information. During the course of the Employee’s employment with the Company, the Employee will acquire and have access to Confidential Information and Trade Secrets belonging to the Systemax Companies. Such Confidential Information and Trade Secrets relates both to the Systemax Companies, their customers and their employees, and consists of any information which is not generally known, that is or may be used in the Systemax Companies’ business and that could give competitors an advantage if they knew about it or could impact upon the Systemax Companies’ internal operations. Such Confidential Information includes, but is not limited to: (i) financial and business information, such as information with respect to costs, commission, fees, profits, sales, markets, mailing lists, strategies and plans for future business, new business, product or other development, potential acquisitions or divestitures, and new marketing ideas; (ii) product and technical information, such as devices, formulas and compositions of matter and processes relating to the manufacture of the Systemax Companies’ products, designs, drawings, specifications and blueprints of machinery and equipment, new and innovative product ideas, methods, procedures, devices, sourcing information, vendor information, supplier information, data processing programs, software, software codes, computer models, research and development projects; (iii) marketing information, such as information on markets, end users and applications, the identity of the Systemax Companies’ customers and distributors, their names and addresses, the names of representatives of the Systemax Companies’ customers and distributors responsible for entering into contracts with the Company, the Company’s financial arrangements with its customers and distributors, the amounts paid by such customers to the Company, specific customer needs and requirements, leads and referrals to prospective customers; and (iv) personnel information, such as the identity and number of the Systemax Companies’ other employees, their salaries, bonuses, benefits, skills, qualifications, and abilities. The Employee acknowledges and agrees that the Confidential Information and Trade Secrets are not generally known or available to the general public, but have been developed, complied or acquired by the Company at its great effort and expense and for commercial advantage and, therefore, takes ever reasonable precaution to prevent the use or disclosure of any part of it by or to unauthorized persons. Confidential Information and Trade Secrets can be in any form: oral, written or machine readable, including electronic files.

          (b) Non-Disclosure of Confidential Information. The Employee agrees he will not, while associated with the Company and for so long thereafter as the pertinent information or documentation remains confidential, directly or indirectly use, disclose or disseminate to any other person, organization or entity or otherwise use any Confidential Information and Trade Secrets, except as specifically required in the performance of Employee’s duties on behalf of the Company or with prior written authorization of the Company’s Chairman and Chief Executive Officer.

          (c) Return of Materials. The Employee further agrees to deliver to the Company, immediately upon termination from employment or at any time the Company so requests, (i) any and all documents, files, notes, memoranda, models, databases, computer files and/or other computer programs reflecting any Confidential Information whatsoever or otherwise relating to the Company’s business; (ii) lists of the Systemax Companies’ clients or leads or referrals to prospective clients; and (iii) any computer equipment, home office equipment, automobile or other business equipment belonging to the Company which Employee may then possess or have under his control.

          (d) Non-competition. The Employee acknowledges and agrees that the Company is engaged in a highly competitive business and that by virtue of Employee’s position and responsibilities with the Company and Employee’s access to the Confidential Information and Trade Secrets, engaging in any business that is directly competitive with the Company will cause it great and irreparable harm. Accordingly, Employee covenants and agrees that so long as Employee is employed by the Company and for a period of one (1) year after such employment is terminated, whether voluntarily or involuntarily, Employee will not, without the express written consent of the Chairman and CEO of the Company, directly or indirectly, own, manage, operate, control, consult with or be employed in a capacity similar to the position(s) held by Employee with the Company by any company or other for-profit entity engaged in the sale of computer, consumer electronic and industrial products in direct and material competition with the Company. In recognition of the national nature of the Company’s business, which includes the sale of its products and services throughout the United States of America, this restriction shall apply throughout the United States of America.

          (e) Non-Solicitation of Customers. The Employee acknowledges and agrees that solely by reason of employment by the Company, Employee has and will come into contact with some, most or all of the Company’s customers and will have access to Confidential Information and Trade Secrets regarding the Company’s customers, as set forth in this Agreement. Consequently, Employee covenants and agrees that in the event of separation from employment with the Company, whether such separation is voluntary or involuntary, the Employee will not, for a period of one (1) year following such separation, directly or indirectly, solicit or initiate contact with any customer, former customer or prospective customer of the Company for the purpose of selling computer, consumer electronic and industrial products of the type offered for sale by the Company during the Employee’s employment with the Company. This restriction shall apply to any customer, former customer or prospective customer of the Company with whom the Employee had contact or about whom Employee obtained Confidential Information or Trade Secrets during the last two (2) years of employment with the Company. For the purposes of this Section 6, “contact” means interaction between the Employee and the customer or prospective customer which takes place to further the business relationship, or making sales to or performing services for the customer or prospective customer on behalf of the Company.

          (f) Non-Solicitation of Employees. The Employee acknowledges and agrees that solely as a result of employment with the Company, the Employee will come into contact with and acquire confidential information regarding some, most or all of the Company’s employees and consultants. Accordingly, both during the Employee’s employment and for a period of one (1) year following the cessation of the Employee’s employment with the Company, whether such cessation of employment is voluntarily or involuntarily, the Employee will not, directly or indirectly, induce or attempt to influence any employee or consultant of the Company to terminate his or her employment or refrain from providing services to the Company, or solicit or seek to retain the services of any person employed or providing services to the Company as an employee or a contractor.

          (g) Restrictions on Employment With Company. The Employee affirms he is not presently subject to a restrictive covenant or other prior agreement, which would prohibit or restrict employment with the Company. If the Employee learns or is advised that he is subject to an actual or alleged restrictive covenant or other prior agreement, which may prohibit or restrict employment with the Company, the Employee must notify the Company immediately. The Employee agrees that he shall not disclose to the Company, use for the Company’s benefit, or induce the Company to use any trade secret or confidential information he may possess belonging to any former employer or other third party.

          (h) Enforcement of Covenants. The Employee acknowledges and agrees that compliance with the covenants set forth in this Section 6 of this Agreement is necessary to protect the business and goodwill of the Company and that any breach of this Section 6 or any subparagraph hereof will result in irreparable and continuing harm to the Company, for which money damages may not provide adequate relief. Accordingly, in the event of any breach or threatened breach of Section 6 by Employee, the Company and Employee agree that the Company shall be entitled to the following particular forms of relief as a result of such breach, in addition to any remedies otherwise available to it at law or equity, specifically injunctions, both preliminary and permanent, enjoining or restraining such breach or threatened breach.

          7. Conflict of Interest. The Employee may not use his position, influence, knowledge of Confidential Information and Trade Secrets or Company assets for personal gain. A direct or indirect financial interest, including joint ventures in or with a supplier, vendor, client or prospective client without disclosure and written approval from the Chairman and CEO of the Company is strictly prohibited and constitutes cause for dismissal. This provision shall not apply in respect of any publicly traded corporation of which the Employee is less than a one percent (1%) stockholder or with respect to any financial interest as a result of any investment by the Employee in a publicly traded mutual fund.

          8. Intellectual Property.

          (a) The Employee covenants and agrees that all inventions, improvements, products, designs, specifications, trademarks, service marks, discoveries, formulae, processes, software or computer programs, modifications of software or computer programs, data processing systems, analyses, techniques, trade secrets, creations, ideas, work product or contributions thereto, and any other intellectual property, regardless of whether patented, registered or otherwise protected or protectable, and regardless of whether containing or constituting Trade Secrets or Confidential Information as defined in Section 6 hereof (referred to collectively as “Intellectual Property”), that were conceived, developed or made by Employee during employment by the Company, including Intellectual Property related to the sale of computer, consumer electronic and industrial products (the “Proprietary Interests”), shall belong to and be the property of the Company.

          (b) The Employee further covenants and agrees that he will: (i) promptly disclose such Intellectual Property to the Company; (ii) assign to the Company, without additional compensation, the entire rights to Intellectual Property for the United States and all foreign countries; (iii) execute assignments and all other papers and do all acts necessary to carry out the above, including enabling the Company to file and prosecute applications for, acquire, ascertain and enforce in all countries, letters patent, trademark registrations and/or copyrights covering or otherwise relating to Intellectual Property and to enable the Company to protect its proprietary interests therein; and (iv) give testimony, at the Company’s expense, in any action or proceeding to enforce rights in the Intellectual Property.

          (c) The Employee further covenants and agrees that the Company shall be entitled to shop rights with respect to any Intellectual Property conceived or made by him during employment with the Company that is not related in any manner to the Proprietary Interests but which was conceived or made on the Company’s time or with the use of the Company’s facilities or materials.

          (d) The Employee further covenants and agrees that it shall be conclusively presumed as against him that any Intellectual Property related to the Proprietary Interests described by the Employee in a patent, service mark, trademark, or copyright application, disclosed by the Employee in any manner to a third person, or created by the Employee or any person with whom he has any business, financial or confidential relationship, within one (1) year after cessation of his employment with the Company, was conceived or made by the Employee during the period of employment by the Company and that such Intellectual Property be the sole property of the Company.

          9. Withholding. Anything in this Agreement to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Employee or his estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provisions for payment of taxes and withholding as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold have been satisfied.

          10. Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to any other party shall be in writing and delivered personally, sent by registered or certified mail, postage prepaid.

          If to the Employee:

Lawrence P. Reinhold PO Box 74 Clarence, NY 14031

          If to the Company:

Richard Leeds, CEO Systemax Inc. 11 Harbor Park Drive Port Washington, N.Y. 11050

or at such other address for a party as shall be specified by like notice. Any notice which is delivered personally in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party. Any notice which is addressed and mailed in the manner herein provided shall be conclusively presumed to have been given to the party to whom it is addressed at the close of business, local time of the recipient, forty-eight hours after the day it is so placed in the mail.

          11. Indemnification; D&O Insurance. The Employee shall be entitled to be indemnified and insured by the Company against liability and expense relating his employment to the same extent and subject to the same conditions and limitations as all other executive officers of the Company in accordance with and as authorized by the Company’s Certificate of Incorporation, by-laws, Board of Directors resolutions and applicable law.

          12. Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, written or oral, between them as to such subject matter. This Agreement may not be amended, nor may any provision hereof be modified or waived, except by an instrument in writing duly signed by the party to be charged.

          13. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York, without regard to the conflicts of law rules thereof.

          14. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

          15. Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

          16. Waivers. No waiver by either party of any breach or non-performance of any provision or obligation of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision of this Agreement.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

Systemax Inc. By: Richard Leeds Richard Leeds, Chairman and CEO /s/ Lawrence O, Reinhold Lawrence P. Reinhold